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                                                                     EXHIBIT 4.3

                            CERTIFICATE OF AMENDMENT

                      OF THE CERTIFICATE OF INCORPORATION

                     OF THE BANK OF NEW YORK COMPANY, INC.

               UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW


1. The name of the corporation is The Bank of New York Company, Inc. The corporation was originally formed under the name The B.N.Y. Company, Inc.

2. The Certificate of Incorporation of the corporation was filed by the Department of State on July 9, 1968. A Restated Certificate of Incorporation was filed by the Department of State on August 16, 1994. A Certificate of Amendment was filed on July 11, 1996.

3. To increase the authorized Common Stock (par value $7.50 per share) from 800,000,000 to 1,600,000,000 shares the first paragraph of Article FOURTH of the Certificate of Incorporation is hereby amended to read, in its entirety:

         FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue is one billion six hundred and ten million (1,610,000,000) of which one billion six hundred million (1,600,000,000) shares (par value $7.50 per share) shall be designated as Common Stock; five million (5,000,000) shares, without par value, shall be designated as Preferred Stock; and five million (5,000,000) shares (par value $2.00 per share) shall be designated as Class A Preferred Stock.

4. The amendment of the Certificate of Incorporation was authorized pursuant to
Section 803(a) of the Business Corporation Law, by a vote of the Board of Directors at a meeting duly convened and held on March 10, 1998 and by a vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders duly convened and held on May 12, 1998.

     IN WITNESS WHEREOF, the undersigned have signed this Certificate of Amendment on July 16, 1998 and affirm the statements contained herein as true under the penalties of perjury.


                                        /s/ [Thomas A. Renyi]
                                        __________________________________
                                        Name: Thomas A. Renyi
                                        Title: Chairman of the Board &
                                               Chief Executive Officer


                                        /s/ [Jacqueline R. McSwiggan]
                                        __________________________________
                                        Name: Jacqueline R. McSwiggan
                                        Title: Assistant Secretary